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                                                         Exhibit 8.1
[Shearman & Sterling Letterhead]








                                                              October 25, 1999




Ford Motor Credit Company
The American Road
Dearborn, MI 48121


Ladies and Gentlemen:

                  In connection with the issuance by Ford Motor Credit Company, a Delaware corporation, of $5,000,000,000 aggregate principal amount of its 7 3/8% Global Landmark Securities due October 28, 2009, we hereby consent to the use of our name and confirm to you our tax advice as set forth under the heading "United States Taxation of Non-United States Persons -- Income and Withholding Tax" in the Prospectus Supplement dated October 21, 1999 relating to registration statement no. 333-75177, to which registration statement this consent is an exhibit.


                                                     Very truly yours,


                                                     /s/ Shearman & Sterling